Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-134526, 333-138879, 333-146713 and 333-156976) on Form S-8, of our report dated October 6, 2011, with respect to our audits of the consolidated financial statements and schedule of eMagin Corporation included in this Annual Report on Form 10-K/A for the year ended December 31, 2009, which contains an explanatory paragraph regarding a restatement to classify certain warrants as liabilities and to reflect the change in fair value of these warrants in the statement of operations.

By:	/s/ Eisner Amper LLP
Eisner Amper LLP

New York, New York
October 6, 2011